Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information

Press Contacts

Chris Stanfield

Echelon

(408) 938-5243

stanfield@echelon.com

Echelon Announces Result of Arbitration With Enel

(SAN JOSE, CA– September 29, 2005) - Echelon Corporation (NASDAQ: ELON) today received the decision in the arbitration with Enel SpA announced on May 3, 2004.

Enel was seeking to compel Echelon to sell to Enel an unspecified amount of additional products, to jointly market the Contatore Elettronico system with Enel outside of Italy, and to pay damages of approximately €42 million plus additional arbitration and legal related costs. The arbitration tribunal has refused to extend the supply or marketing obligations of Echelon. The arbitration tribunal has awarded Enel €4,019,750 in damages plus interest from December 15, 2004 and the sums of $52,000 and €150,000 in legal and arbitration related costs. These amounts, which total approximately $5.2 million at current exchange rates, will be reflected in Echelon’s results of operations for the quarter ending September 30, 2005.

“We believed that Echelon had meritorious defenses to all of Enel’s claims and, of course, we are disappointed that the arbitration tribunal ruled against us on any of Enel’s claims,” said Ken Oshman, Echelon’s chairman and chief executive officer. “However, we believe that the panel’s refusal to grant Enel’s request for an extension of the agreement and its award of less than 10% of Enel’s claim is a vindication of Echelon’s position. More importantly, now that the arbitration tribunal has issued its decision, which has been an unknown in the market and a distraction to our company, we are left in a financially strong position and free to focus all of our efforts on running and growing our business.”

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking — networks that connect machines and other electronic devices — for the purpose of sensing, monitoring and controlling the world around us. Echelon’s LONWORKS platform for control networking was released in 1990 and has become a worldwide standard in the building, industrial, transportation, and home automation markets. Launched in 2003, Echelon’s Networked Energy Services system is an open, extensible, advanced metering infrastructure that can bring benefits to every aspect of a utility’s operation, from metering and customer services to distribution operations and value-added business. In 2005 Echelon released the world’s first embedded control network infrastructure, the Pyxos platform, extending the benefits of networking inside of machines to the sensors and actuators that make them function.

Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS, and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries.

This press release may contain statements relating to future plans, events or performance, including statements regarding our financially strong position and our efforts regarding our business. Such statements may involve risks and uncertainties, including risks identified in Echelon’s SEC filings and the possibility that Enel could appeal the arbitration tribunal’s decision. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.